EXHIBIT 5.1

BRACEWELL & GIULIANI LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202-2711

(214) 468-3800

June 22, 2007

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, OK 73118

Re:	Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration and proposed offer and sale of up to 10,000,000 shares of the Company's common stock, par value $.01 per share (the “Shares”), pursuant to the terms of awards granted under the Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined (1) the Registration Statement; (2) the Company's Restated Certificate of Incorporation, as amended; (3) the Company's Bylaws, as amended and restated; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the Plan and the provisions of the award agreements relating to awards granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Oklahoma and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BRACEWELL & GIULIANI LLP

Bracewell & Giuliani LLP